U.S. SECURITIES AND
                                                  EXCHANGE COMMISSION
                                                WASHINGTON, D.C. 20549
                                                   STATEMENT OF CHANGES IN

                                                         BENEFICIAL OWNERSHIP
<square>Check this box if no longer
subject to Section 16. Form 4              Filed pursuant to Section 16(a) of the
or Form 5 obligations               Securities Act of 1934, Section 17(a) of the Public Utility
may continues.  SEE Instruction 1(b)       Holding Company Act of 1935 or Section 30(f)
                                            of the Investment Company Act of 1940



0.0.1 Name and Address of Reporting Person     0.0.2 Issuer Name and Ticker or Trading       6.  Relationship of Reporting Person
                                               Symbol                                        to Issuer
ABUCHOWSKI, ABRAHAM, DR.                                                                            (Check all applicable)
                                                  ENZON, INC. (ENZN)
                                                                                                ___X____ Director______  10% Owner
(Last)              (First)           (Middle) 3.IRS or Social     4.Statement for            ___x____ Officer     ______ Other
                                               Security Number of      Month/Year               (give title below)
62 BUNNVALE ROAD                               Reporting Person                              (specify below)
                                               (Voluntary)               JANUARY 1996
                                                                                                     CHAIRMAN OF THE BOARD
                   (Street)                                         5.If Amendment,
                                                                       Date of Original
CALIFON,                            NJ                            (Month/Year)
07830
(City)              (State)              (Zip)
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                          2.Trans-  3.Trans- 4.Securities Acquired   5.Amount of   6.Owner-   7.Nature
   (Instr. 3)                                  action     action    (A) or Disposed of       Securities     ship        of In-
                                                Date       Code      (D)                      Beneficially   Form:       direct
                                               (Month/  (Instr.     (Instr. 3, 4 and 5)      Owned at       (D) or      Bene-
                                               Day/       8)                                    End of         Indirect    ficial
                                               Year)                                            Month          (I)         Owner-
                                                                                                (Instr. 3      (Instr.     ship
                                                                                             and 4)         4)             (Instr.
                                                                                                                        4)
                                                          Code   V   Amount  (A) or Price
                                                                               (D)

COMMON STOCK                                    1/29/96     S       13,689     D     $3.20       1,640           I       BY 401(K)
                                                                                                                              PLAN

                                                                                                22,100           I        BY SKG,
                                                                                                                        INC.+

                                                                                                261,000          I      BY TRUSTS+

                                                                                                 9,000           I      BY SPOUSE+

                                                                                                385,793          D




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., puts, calls, warrants,
options, convertible securities)

1. Title of           2.Conver-3.      4.    5.Number of  6.Date         7.Title and          8.   9.      10.        11. Na-
Derivative Security    sion     Trans- Transac-Deriv-      Exercisable   Amount of Under-     Price Number   Owner-      ture
   (Instr. 3)          or       action tion   ative        and           lying Securities     of    of       ship         of In-
                       Exercise Date   Code   Securities   Expiration    (Instr. 3 and 4)     Deriv-Deriv-    Form        direct
                       Price    (Month/Day/(Instr.Ac-      Date                               ative ative     of De-      Bene-
                       of       Year)8)       quired (A)   (Month/Day/                        Secur-Secur-    rivative    ficial
                       Deriv-                 or Dis-      Year)                              ity   ities     Secur-      Own-
                       ative                  posed of                                        (Instr.Bene-    ity:          ership
                       Security               (D)                                             5)    ficially  (D) or     (Instr. 4)
                                              (Instr. 3,                                            Owned     Indi-
                                            4, and 5)                                               at End    rect (I)
                                                                                                    of       (Instr.
                                                                                                    Month  4)
                                                                                                    (Instr.
                                                                                                  4)
                                     Code V   (A) (D)    Date     Expira-    Title   Amount
                                                         Exer-    tion               or
                                                         cisable  Date               Number
                                                                                     of
                                                                                     Shares
STOCK OPTION (RIGHT TO                 A    40,000         +++    +++     COMMON                  40,000      D        ---
BUY)++                 $3.50  7/17/95    V                               STOCK       40,000 $3.50

  Explanation of Responses:

  + The reporting person disclains beneficial ownership of these shares and this report shall not be deemed an admission that the reporting person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.

 ++ Granted under the Company's Non-Qualified Stock Option Plan as amended, a Rule 16b--3 Plan.

+++ Exercisable as to 20,000 shares on July 17, 1996 and as to 20,00 shares on July 17, 1997.




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
                                                        /S/ ABRAHAM ABUCHOWSKI           2/12/96
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      **Signature of Reporting Person    Date

Note: File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.
                                                      SEC 1474 (8-92)













             Page 2